Exhibit 10.22

LOGISTICS SERVICES AGREEMENT

For Cambium Learning, Inc.

This Logistics Services Agreement (the “Agreement”) is entered into as of February 22, 2012, by and between Cambium Learning, Inc., a Delaware corporation having its principal place of business at 17855 Dallas Parkway, Suite 400, Dallas, TX 75287 (hereinafter referred to as “CLIENT”) and Ozburn-Hessey Logistics, LLC, a Tennessee limited liability company, having its principal place of business at 7101 Executive Center Drive, Suite 333, Brentwood, Tennessee 37027 (hereinafter referred to as “OHL”).

WITNESSETH:

Whereas, CLIENT desires logistics, transportation, and warehousing services (collectively, the “Services”) available from OHL to be committed with reasonable dispatch to meet its distinct needs,

Whereas, OHL will provide the Services directly, through its subsidiaries and Affiliated Companies, or through subcontractors or third parties that have been approved in accordance with the terms of this Agreement,

Now, therefore, CLIENT and OHL hereby agree for good and valuable consideration, the sufficiency of which is hereby recognized, that they will perform according to the terms and conditions of this Agreement as follows:

DEFINITIONS: The following terms (including both singular and plural forms) shall have the indicated meanings for the purposes of this Agreement.

a.	“Affiliated Companies” shall be defined as any entity that is at least 51%, owned directly or indirectly by CLIENT or OHL, as applicable.

b.	“Agreement” shall include this Agreement and all attached Exhibits and addenda that have been signed by the OHL and CLIENT.

c.	“Business Day” shall be any day that is not a Saturday, a Sunday, or a United States federal holiday.

d.

“Carrier Contract” is the document entitled “Motor Contract Carrier Transportation Agreement” between OHL and a duly qualified and licensed contract carrier that will transport cargo belonging to CLIENT, pursuant to its terms and the terms of this Agreement.

e.	“CLIENT” shall mean Cambium Learning, Inc., a Delaware corporation.

f.	“Damages” will mean a defect to the Product due to packaging or quality issues relating to the Services provided herein. For purposes of this Agreement, Damages shall be categorized as either:

•

“Rework” shall mean Products that have a quality defect created during the manufacturing process and not as a result of OHL handling or storage. The quality defect could exist in the Product or the Product packaging.

•	“Repack/Reprocess” shall mean Product or carton damage created as a result of OHL handling or storage activity in the facility.

g.	“Equipment” shall mean that personal property utilized by OHL as set forth in Exhibit A—Scope of Work, Exhibit B—Rates and related Exhibits covering warehousing Services.

h.	“Facility” shall mean the space utilized by OHL and approved by CLIENT to perform the Services.

i.	“FMCSA” shall mean the Federal Motor Carrier Safety Administration and predecessor agencies, whether or not they were part of the USDOT (as defined below).

j.	“OHL” shall mean Ozburn-Hessey Logistics, LLC, a Tennessee limited liability company, and its Affiliated Companies.

k.	“Package” shall mean the carton or crate in which the Product is stored.

l.

“Products” shall mean any materials stored and handled on behalf of CLIENT, which currently include, but are not limited to products contained in the Master SKU list, as described in Exhibit C—Product Description, including Transportation Services and Warehouse Services, as modified by CLIENT during the term of this Agreement.

m.	“Services” shall mean the services outlined in this Agreement to be performed by OHL and its Affiliated Companies on behalf of CLIENT.

n.

“Shipper Load and Count” – means cargo moving under a bill of lading where (1) the Contract Carriers transports the Product, (2) OHL shall not be responsible for loading and unloading, and (3) OHL warehouse distribution centers will act on behalf of CLIENT as the shipper.

o.

“Shrinkage Allowance” shall mean the Product value allowance CLIENT will give OHL to offset claims or damages which may occur as a result of OHL provided Warehouse Services as defined in this Agreement.

p.	“USDOT” means the United States Department of Transportation or any of its constituent agencies, including but not limited to the FMCSA.

q.	“Warehouse Management System” shall mean Synapse a wholly-owned product of OHL.

r.	“Shipper” shall mean Camblium Learning, Inc.

s.	“Carrier” shall mean motor carriers contracted by OHL to provide motor truck transportation services.

PART 1—TERM; SERVICES

1.	PERIOD OF AGREEMENT

This Agreement shall become effective on the date first written above and shall continue in full force and effect through March 31 2015, unless earlier terminated, in whole or in part, pursuant to Part 2, Section 6.

2.	THE SERVICES

A.	TRUCKING & DOMESTIC TRANSPORTATION MANAGEMENT SERVICES

OHL will provide general trucking and transportation management services (the “Transportation Services”) as set forth herein, including the arrangement and coordination of (a) Product transfers from CLIENT facilities to OHL/CLIENT Distribution Centers and (b) additional moves as may be agreed from time to time, all of which will be governed by this Subsection and Exhibits A and D.

1) OHL shall provide Transportation Services as a licensed Property Broker under DOT License Number 151786 for the shipments from the CLIENT distribution centers operated by OHL located at 119 North Gate Industrial Drive, Granite City, Illinois 62040.

2) It is understood and agreed that OHL shall not provide Transportation Services to Shipper as a carrier, regardless of whether OHL has the necessary authority to provide services as an interstate or intrastate common or contract carrier. CLIENT acknowledges that OHL may transport the Product and tender such Product to Carriers as Shipper Load and Count.

3) OHL agrees that it shall arrange for the transportation of CLIENT shipments utilizing motor carriers under an OHL Carrier Contract duly qualified to perform the transportation of CLIENT shipments and the other services set forth in the Carrier Contract, and shall perform all of the duties and services described herein and as specifically set forth to the reasonable satisfaction of CLIENT. All such Services shall be provided subject to guidelines provided by CLIENT to meet customer requirements.

4) Throughout the term of the Agreement specific lane rates may be adjusted by OHL due to the market forces of supply and demand. The adjusted specific lane rates will be based upon specific customer volume information (including ship from and ship to locations) supplied by CLIENT to OHL. This adjustment can also be a reduction in rates in the case of disproportional growth in volume and any said adjustment must be communicated to CLIENT in writing at least 10 working days in advance and be accepted in writing.

5) OHL warrants that it will use its best efforts to enter into a Carrier Contract with each motor carrier it utilizes in the performance of this Agreement. OHL will require proof of insurance and operating authority from each motor carrier it utilizes to transport CLIENT’s Product hereunder. OHL agrees that said Carrier Contracts will comply with all applicable federal and state regulations and will include the following provisions:

A.

Motor Carrier’s Indemnification. The Carrier Contract will contain the agreement of the motor carrier to defend, indemnify and hold OHL and CLIENT harmless from all damages, claims or losses (other than Repack/Reprocess Damages caused by OHL) by and resulting from (i) any negligence or intentional misconduct by the motor carrier or its employees or agents or (ii) the motor carrier’s or its employees’ or agents’ violation of applicable law or regulation.

B.

Motor Carrier Insurance. The Carrier Contract shall require the motor carrier to maintain at all times during the term of the Carrier Contract insurance coverage in compliance with statutory limits but not less than $100,000 truckload cargo limit and $1,000,000 automobile liability limit. Carriers will provide certificates of insurance to OHL verifying the coverage. LTL motor carrier cargo liability will be the cost of the goods lost, damaged, or destroyed, up to a maximum liability of $25.00 per pound per shipment or $100,000.00 per shipment, whichever is lower.

C.

OHL’s Liability to the Motor Carrier for Line Haul Charges. The Carrier Contract shall authorize OHL to invoice CLIENT for services provided by the motor carrier and declare that (1) OHL is the sole party responsible for payment of the motor carrier’s invoices, and (ii) the motor carrier shall not seek payment from CLIENT or its consignee or consignor unless the motor carrier has notified CLIENT in advance, with a copy of such notice to OHL, that motor carrier’s undisputed invoices are not being timely paid by OHL.

D.

Motor Carriers’ Safety Rating. The Carrier Contract will prohibit the motor carrier, during the term of its Carrier Contract with OHL, from having an “unsatisfactory” safety rating as determined by the FMCSA. If the motor carrier receives an “unsatisfactory” safety rating, the Carrier Contract shall require the carrier to notify OHL. OHL shall not knowingly utilize any motor carrier with an unsatisfactory safety rating in the performance of this Agreement.

E.

Subordination of Motor Carrier’s Tariff. The Carrier Contract will state that the terms and conditions set forth herein shall apply on all shipments that the motor carrier handles for OHL. Any terms in any rules, classifications, conditions of service or tariffs that are referenced in the Carrier Contract between OHL and the motor carrier that are inconsistent with this Agreement shall be subordinate to the terms of the Agreement.

F.

Motor Carrier Waiver. The Carrier Contract shall provide that the transportation provided by the motor carrier shall be “contract carriage” as defined in 49 U.S.C. Section 13102(4) (B), and accordingly pursuant to 49 U.S.C. Section 14101(b), the parties expressly waive, to the extent permitted by law, all rights and remedies under Title 49 U.S.C., Subtitle IV, Part B to the extent they conflict with the Carrier Contract.

G.	Equipment. The Carrier Contract shall require the motor carrier to provide safe, operational equipment.

6) OHL will not be responsible for customer chargebacks or deductions (which are defined as fees or sales deductions relating to logistics related issues such as missed appointments, late fees, shortages and hidden damage. OHL will make every available effort to assist CLIENT in monitoring and mitigating customer charge-backs as part of standard transportation management operations. Furthermore, notwithstanding anything to the contrary in this Agreement, OHL will not be responsible for any damages to CLIENT that arise from Rework (as defined above).

7) OHL, or its designated subcontractors, or selected carriers shall promptly and efficiently pickup, transport, and deliver safely and with reasonable dispatch and without delay, the Products entrusted to it hereunder, whether received from CLIENT or from third parties at the request of CLIENT. OHL’s duties and responsibilities under this Agreement shall commence when OHL takes custody and control of the Product and shall end when the Product has been delivered to the consignee and an Electronic Proof of Delivery has been issued.

8) OHL shall require that all Carriers provide qualified, trained and licensed personnel, clean equipment that is appropriate for the Product tendered, operate in a safe and legal manner, and pay on behalf of CLIENT all expenses associated with the transportation of the cargo.

9) OHL shall notify CLIENT immediately by telephone or email of any accidents, spills, theft, hijacking or other events, which impair or threaten to impair the safe and timely delivery of the Products in its custody or control. OHL shall immediately confirm all such notices in writing. OHL shall immediately notify CLIENT by telephone or email of any refused or “on hand” Product and request additional instructions regarding delivery or storage of the “on hand” Product. Such notice by OHL shall be immediately confirmed in writing, stating the amount, date and time storage charges will begin to accrue, if any.

10) OHL shall obtain a written Proof of Delivery for the requested shipments, upon request by CLIENT.

11) OHL shall not divert or reconsign any shipment except upon written or oral instructions of CLIENT. OHL shall not accept instructions for diversion or reconsignment from any consignee without notice to CLIENT, and written or oral consent of CLIENT.

12) CLIENT shall pay OHL for the Transportation Services as set forth on Exhibit D – Domestic Transportation Rates and Compensation, which sets forth the pricing, rules and surcharges that are applicable to certain designated origins and destinations for the Products that are transported pursuant to this Agreement.

13) The Client shall provide OHL with advance written notice of the proposed shipment of any hazardous material, as that term is defined in 49 CFR section 171.8 and as may be utilized in 49 CFR part 172 (Hazardous Material”). Prior to the proposed transportation, Client shall provide OHL with a current Material Safety Data Sheet (“MSDS”) and any and all other required or reasonably requested information necessary for the carrier to properly classify such Hazardous Material and comply with all laws and regulations applicable to the transportation of Hazardous Material shipment. Broker and carrier(s) may at their discretion refuse to transport any shipment containing Hazardous Materials. Client shall indemnify, defend and hold harmless to the full extent of the law OHL and any of its officers, employees, agents, contractors, contractors’ drivers and insurers against any and all claims, liabilities, losses, fines, reasonable attorneys fees and other expenses arising out of or relating to any contact with, exposure to, release of any Hazardous Materials, or otherwise related in any way to the transport of the Hazardous Materials, including without limitation, fines or expenses relating to the removal or treatment of the Hazardous Material or any other remedial action pertaining to the Hazardous Material under Federal or state law, if (1) Client fails to provide the notice required by this provision prior to tendering the Hazardous Materials to OHL, (2) the contact, exposure or release resulted from the improper packaging or loading or other acts or omissions of the Client, its employees, agents or assigns, or (3) the contact, exposure or release occurred subsequent to the transportation and delivery of the Hazardous Material by Carrier.

14) Mexican Cargo Waiver. OHL shall not be deemed a motor carrier for any purpose under this Agreement, and it further does not contract with a carrier to provide through transportation service to or from Mexico. Bill of lading provisions to the contrary are without force or effect. The Parties agree that OHL shall have no liability for loss or damage claims occurring in Mexico.

B.	WAREHOUSING AND DISTRIBUTION SERVICES.

1) OHL shall perform the following warehouse and distribution services solely at the OHL St. Louis campus located in Granite City, IL (the “Warehouse Services”): the receipt, handling, storage and distribution of CLIENT’s Products. OHL shall provide personnel for handling CLIENT’s Products and for the operation of the warehouse. OHL shall also furnish such material handling equipment and other equipment required in the warehouse as desired by CLIENT for OHL to perform such Warehouse Services. OHL shall perform all necessary work exercising reasonable care for the operation of the warehouse and the receipt, handling, storage, segregation, order picking, marking for shipment and shipment of CLIENT’s Products, all in accordance with CLIENT’s instructions. CLIENT will provide in Exhibit C – Product Descriptions the proper handling instructions for all Products stored and handled by OHL. OHL shall keep and maintain, using reasonable care, all facilities and equipment used by OHL in performing the Warehouse Services hereunder in a clean, proper, and safe operating condition and shall keep and maintain the grounds around the warehouse in a neat and presentable condition. The scheduling of the receipt, storage, handling and distribution of Product shall be handled by OHL in accordance with CLIENT’s instructions as set forth in Exhibit A – Scope of Work. CLIENT acknowledges that OHL may transport the Product and tender such Product to Carriers as Shipper Load and Count.

2) CLIENT shall pay OHL for the services hereunder pursuant the rates set forth in Exhibit E—Contract Logistics Pricing Based on CLIENT”S trailing twelve months information as of September 30, 2011(the “Agreed Rate”) until the first anniversary of the Commencement Date. Ninety (90) days prior to each anniversary of the Commencement Date, the parties shall enter into good faith negotiations as to the Agreed Rate for the next year of the Agreement and shall conclude said negotiations prior to the date that is thirty (30) days before the then applicable anniversary of the Commencement Date. In the event that the parties are not able to come to agreement on the following year’s Agreed Rate, the Agreed Rate for the following year shall be adjusted according to the Consumer Price Index (CPI) Guidelines as published by the U.S. Government –reference: http://data.bls.gov/cgi-bin, but in no event greater than 3% in any one year period. CPI adjustments shall become effective on the anniversary of the Commencement Date of the Agreement.

3) Notwithstanding anything contained herein to the contrary, OHL or CLIENT may propose a change in Fees upon thirty (30) days written notice to the other party with said proposal containing specific details therein. If the parties do not reach an agreement to change the Fees, then no modification to such Fees shall occur.

4) If OHL is for any reason, including force majeure, is unable to operate the warehouse in accordance with this Agreement for a period in excess of five (5) days in any ten (10) day period., OHL’s compensation shall be suspended until OHL resumes the operation of the warehouse services.

5) In the event of substantial or total destruction of the warehouse by fire or other casualty, CLIENT shall have the right to terminate the Warehouse Services under this Agreement by giving OHL at least (2) two days written notice of its intent to terminate this Agreement, and all accounts between the parties shall be adjusted as of the date of the substantial of total destruction of the warehouse. If such substantial or total destruction occurs during the Term of this Agreement, CLIENT shall be liable for all charges incurred until the date of such substantial or total destruction. Provided, however, if OHL commences the warehouse services at an alternative location, CLIENT’s responsibility for the payment of start up costs and capital expenditures shall continue as agreed upon within the terms of this Agreement. OHL shall immediately arrange for another acceptable warehouse within the OHL business or another acceptable substitute. Such warehouse shall be subject to CLIENT’s sole discretion.

6) OHL’s activities in operating and maintaining the warehouse shall at all times be consistent with the terms of the lease(s), if applicable, for said facilities. OHL shall be the custodian of the facilities during the term of this Agreement. As custodian, OHL agrees to take measures reasonably necessary to safeguard the facilities. OHL hereby represents and warrants that it has a valid, enforceable lease on the the warehouse facility located in Granite City, IL for the Term of this Agreement where the Warehouse Services under this Agreement are to be performed.

7) The parties agree that OHL, for the convenience of CLIENT and OHL, may not issue warehouse receipts. This shall not be construed as a failure to comply with the receipt provision in Section 7 of the Uniform Commercial Code and OHL shall not suffer any liability for such failure. The parties agree that the terms of this Agreement shall override any conflicting terms of the Uniform Commercial Code in this Regard.

8) For the Warhouse Services, OHL’s liability related to damages and claims shall be limited as follows:

Warehouse:

(a)	OHL shall not be liable for any loss or injury to goods, unless such injury resulted from OHL’s failure to exercise reasonable care, OHL’s negligence or acts of omissions.

(c)

CLIENT declares that damages or loss to Product resulting from OHL’s failure to to exercersise reasonable care, negligence or acts of omissions in its performance of the Services hereunder are limited to maximum of $1,000,000 per occurrence.

(d)

CLIENT agrees to a .1% Shrinkage Allowance, based on the value of goods stored for a period of one year for loss due to damage, mysterious disappearance or other inventory shrink The damage and mysterious disappearance reconciliation process is defined in OHL’s operating plan to be provided within ninety (90) of executing this Agreement and agreed to by CLIENT.

(e)

OHL shall not be liable for demurrage or detention, delays in unloading inbound cars, trailers or other containers, or delays in obtaining and loading cars, trailers or other containers for outbound shipment unless OHL has failed to exercise reasonable care.

9) HAZARDOUS MATERIALS

For purposes of this Agreement, the definition of “Hazardous Materials” shall be as defined within 49 C.F.R. Parts 105 through 180, or any “Hazardous Substances”, as defined in 42 U.S.C. Section 9601, or as defined by any other federal, state or local statute, ordinance or regulation (such terms together referred to herein as “Hazardous Materials”).

A. CLIENT has represented to OHL that none of the Products, goods or materials which CLIENT will submit to OHL for the purposes of this Agreement, constitute or contain Hazardous Materials.

B. CLIENT shall not deliver to OHL any Products, goods or materials that constitute or contain Hazardous Materials, as defined in this Agreement, unless, prior to delivery of such Hazardous Materials, CLIENT has:

(1)	notified OHL, in writing, of CLIENT’s intent to deliver such Hazardous Materials;

(2)

provided MSDS sheets or other written information, satisfactory to OHL, in OHL’s sole discretion, which details the nature of the Hazardous Materials and any packaging or shipping specifications or limitations, and amended or updated Exhibit C—Product Description, to reflect all such requirements, and;

(3)	OHL, in OHL’S sole discretion, has, in writing, approved the delivery of such Hazardous Materials, and the amendments or modifications to Exhibit C – Product Description.

C. If any Products, goods or materials which were not Hazardous Materials at the time CLIENT delivered them to the possession of OHL shall subsequently be classified to constitute or contain Hazardous Materials, as defined in this Agreement, CLIENT shall immediately notify OHL that such products, goods or materials have been classified to constitute or contain Hazardous Materials, and shall provide CONTRATOR the information required by Section B above within twenty-four (24) hours of CLIENT learning that the Products, goods or materials have been classified to constitute or contain Hazardous Materials.

D. If CLIENT gives notice to OHL, as provided for in Section C above, that products, goods or materials which have been previously delivered to OHL have subsequently been classified as constituting or containing Hazardous Materials, OHL may, in OHL’s sole discretion, elect, in writing, to either continue to store, handle and ship the Products, goods and materials constituting or containing Hazardous Materials, or, alternatively, to give notice to CLIENT that all such Products, goods or materials will be returned to CLIENT, or delivered to CLIENT’s designee, as soon as reasonably possible, at CLIENT’s expense.

(1)

If OHL elects to continue to store, handle and ship such Products, goods or materials, OHL may relocate such Products, goods or materials within OHL’s facility for purpose of proper storage, and all expenses and costs so incurred shall be considered as Services rendered for purposes of this Agreement and the warehouseman’s lien provisions of this Agreement.

(2)

If OHL, in its sole discretion, elects to require the return of such Products, goods or services to CLIENT, then OHL may, at its sole discretion, utilize the services of an independent contractor which specializes in handling, packaging and shipment of Hazardous Materials, and charge all expenses and costs so incurred back to CLIENT, and such expenses and costs shall be considered as Services rendered for purposes of this Agreement and the warehouseman’s lien provision of this Agreement.

E. Should CLIENT deliver any Products, goods or materials to OHL, which CLIENT reasonably believed not to constitute or contain Hazardous Materials, but which in fact did, at the time of delivery to OHL’s facility, constitute or contain Hazardous Materials, the provisions of Section D above shall control for purposes of the return of such materials to CLIENT, while the provisions of Section F shall control for purposes of liability and indemnification.

F. If CLIENT knowingly or unknowingly tenders OHL Products, goods or materials which constitute or contain Hazardous Materials, without complying with the requirements of this Section 9, CLIENT shall indemnify, defend and hold OHL harmless against any and all liability which may arise from or relate to the storage or transportation of such Hazardous Materials, such liabilities including, but not limited to, any cargo loss or damage and/or any party and/or third party claims for personal injury, death and/or property damage, including but not limited to damage to the environment, attorneys fees and/or any penalties or fines levied upon OHL by any local, state or federal agency. The provisions of this subsection are in addition to and independent of any indemnification which may be required by this Agreement.

PART 2—GENERAL TERMS AND CONDITIONS

1.	SERVICES

OHL and CLIENT agree that financial assessments, pricing, scopes of work, contract terms and resource allocation for all services provided herein were evaluated based upon the volume of Services to be provided by OHL for CLIENT and as set forth on Exhibits D and E. In the event CLIENT materially alters the Services covered herein, the exhibits incorporated herein, OHL reserves the right, immediately following any such business condition change, to re-evaluate all business conditions solely related to the CLIENT’s material alteration in the Services for the CLIENT’s Services, including all rates, costs and terms. If OHL proposes any modification to the service levels or prices or Fees due to the business condition change, OHL shall provide CLIENT with such modifications within thirty (30) days of receipt of notice from CLIENT of such changes. If OHL does not timely provide CLIENT with modifications, then no changes shall be made to the services levels, prices or Fees. If OHL timely provides CLIENT with such modifications, then CLIENT shall have the option to either accept such modifications or inform OHL that CLIENT shall not materially alter the services covered herein.

2.	CLERICAL WORK AND RECORDS

OHL shall maintain receiving and shipping papers, inventory records, and such other records as may reasonably be required by CLIENT, of which records may be subject to inspection by CLIENT, when reasonable notice is given to OHL and CLIENT is accompanied by OHL during regular working hours. The keeping of records and the performance of clerical work provided hereunder should be consistent with overall procedures established by CLIENT. Copies of the records to be kept hereunder shall be furnished to CLIENT upon request. OHL reserves the right to charge CLIENT for such copies such amounts to recoup the cost of providing the copies. CLIENT shall have the right at all reasonable times upon giving notice to OHL to enter the warehouse to check records and the facilities, to inspect and inventory Products in storage. Entry to the warehouse shall only be permitted when accompanied by OHL and to persons authorized in accordance with procedures established by OHL and CLIENT. CLIENT shall have the right to audit expense records relating to the operating costs charged through to CLIENT.

3.	TITLE

OHL shall not permit any lien or other encumbrance to be placed on the Products while they are in OHL’s possession. Title to the Products shall remain with CLIENT. On Products in OHL’s possession, OHL shall not have a general warehouseman’s or carrier lien, as applicable, pursuant to the Uniform Commercial Code on such Products.

4.	INDEMNIFICATION AND INSURANCE

With respect to Warehouse Services, OHL shall indemnify, defend and hold CLIENT harmless for any damage, cost, expense, loss, or liability that CLIENT may incur as a result of injury or death to any person (including the employees of CLIENT, OHL and its subcontractors) and for damage to property (including the property of OHL and its subcontractors) arising out of or resulting directly from OHL’s or its subcontractors’ negligent use of any equipment and shipping facilities hereunder or OHL’s breach of this Agreement. With respect to Transportation Services CLIENT agrees that it will solely look to the third party contracted by OHL to handle the Products for any cost, expense, loss, or liability that CLIENT may incur as a result of injury or death to any person (including the employees of CLIENT, OHL and its subcontractors) and for damage to property (including the property of OHL and its subcontractors); provided that OHL in good faith pursues, on behalf of CLIENT, all valid claims CLIENT may have against such third party, as set forth on Exhibit A – Scope of Work, at CLIENT’s cost and expense; further, provided, with respect to all such services, OHL shall indemnify, defend and hold CLIENT, its employees and agents harmless from and against any and all liability, loss or damage, cost or expense asserted by a third party (including any indemnified party’s court costs, investigative costs and reasonable attorney fees associated therewith) arising out of or resulting from OHL’s breach of or failure to perform any of the covenants or conditions of this Agreement required to be performed or complied with by OHL or any negligent act or omission or intentional act of OHL in the performance of any of its obligations under this Agreement.

CLIENT shall indemnify, defend and hold OHL harmless for any cost, expense, loss, or liability that OHL may incur, including legal or expert fees or costs, as a result of injury or death to any person (including the employees of OHL, CLIENT and its subcontractors) and for damage to property (including the property of CLIENT and his subcontractors) and any fine or penalty arising out of or resulting directly from CLIENT’s or its subcontractors’ willful or negligent acts or omissions, the use of any equipment and shipping facilities hereunder or the breach of this Agreement. In the event that a court, arbitrator or the National Labor Relations Board should order CLIENT to rescind or disavow the Agreement with OHL, CLIENT will reimburse OHL for all costs incurred in conjunction with the performance of services under this Agreement. CLIENT shall further indemnify, defend and hold OHL, its employees and agents harmless from and against any and all liability, loss or damage, cost or expense asserted by a third party (including any indemnified party’s court costs, investigative costs and reasonable attorney fees associated therewith) arising out of or resulting from CLIENT’s breach of or failure to perform any of the covenants or conditions of this Agreement required to be performed or complied with by CLIENT or any negligent act or omission or intentional act of CLIENT in the performance of any of its obligations under this Agreement.

Notwithstanding anything in this Agreement to the contrary, neither party in the performance of its obligations under this Agreement shall be liable to the other for any special, incidental, indirect or consequential damages even if the parties have been advised of the possibility of the same, and without regard to the nature of the claim or the underlying theory or cause of action (whether in contract, tort or otherwise). Excluding any amounts that may be paid due to insurance coverage, in no event shall OHL’s liability exceed the greater of, (i) the amounts paid by CLIENT to OHL during the preceding twelve (12) month period, (ii) or $500,000.

OHL shall provide and keep in effect during the period of this Agreement insurance to cover itself, its employees, and its subcontractors in minimum limits as follows:

September 30,
(a) Workman’s Compensation	Statutory
(b) Comprehensive General Liability Bodily Injury	$5,000,000
(c) Contractual Liability	$1,000,000
(d) Employer’s Liability	$500,000
(e) Warehouseman’s Legal Liability	$1,000,000
(f) Property and Casualty on Facility	$2,000,000

Such insurance shall be in such form and carried with such insurance companies reasonably acceptable to CLIENT and CLIENT shall be named as a certificate holder on said policies.

5.	INDEPENDENT CONTRACTOR

In the performance of the services hereunder, OHL shall be acting as an independent contractor and the employees of OHL and such subcontractors, if applicable, performing services hereunder shall not be deemed to be employees of CLIENT, and CLIENT shall not be responsible for their acts or omissions.

OHL shall be responsible to staff its work force. OHL shall have no obligation to hire any potential employee or contractor recommended by CLIENT. If any former CLIENT employee shall be hired by OHL, such employee shall start work as a new employee and receive no credit for prior service with CLIENT.

6.	TAXES

CLIENT agrees either to pay directly all taxes, licenses, charges, and assessments levied by government authority upon the CLIENT’s Products or to reimburse OHL therefore if paid by OHL. OHL assumes full responsibility for the payment of all federal and state social security and unemployment compensation taxes, withholding taxes, and all other taxes or charges applicable to OHL’s employees performing services hereunder.

7.	TERMINATION

A. Termination for Convenience

CLIENT may terminate this Agreement for its convenience in whole, or in part, upon giving written notice delivered by certified or registered mail not less than 180 days prior to the termination date specified in the notice to the other party. After receipt of the termination notice, and except as otherwise mutually agreed, OHL shall stop its Services under this Agreement on the termination date and to the extent specified in the notice and complete performance of such parts of its Services not terminated.

After receipt of the termination notice, OHL shall submit to CLIENT its termination claim pursuant to the following paragraph. Such claim shall be submitted promptly but in no event later than thirty (30) days from the effective date of termination, unless extensions of time are granted in writing by mutual consent.

OHL and CLIENT agree the amount to be paid to OHL by reason of the total or partial termination of its services for convenience pursuant to this section will be:

(a)	Compensation for all its services performed to date of termination.

(b)

In the event that OHL purchases capital items on behalf of CLIENT during the term of this Agreement, CLIENT shall be responsible to OHL for the unamortized portion of said capital items but in no event for a period beyond the Term of this Agreement. CLIENT’s written approval must be secured by OHL prior to any capital purchase. All equipment, software and hardware provided for use with OHL’s Synapse WMS is not included.

(c)

If CLIENT terminates any Warehouse Services for convenience, an amount equal to nine (9) months or the remaining period of the term of this Agreement, whichever is less (the “Applicable Period”), of average revenue generated by the performance of OHL’s Warehouse Services for the previous 12 months, minus any expenses that could have been reasonably avoided during the Applicable Period after such early termination (whether or not OHL elects to avoid such expenses), it being understood by the parties that OHL shall not be required to sublease or re-lease the space occupied by CLIENT at any price or cost below that charged to CLIENT at the time of termination.

In no event shall the payments set forth above, exceed an aggregate amount equal to $250,000.

Except as set forth below, if any Service is terminated but other Services under this Agreement are not terminated (i.e., the Services are “de-bundled”), OHL shall have the right to renegotiate the pricing for the remaining Services not so terminated, it being understood by CLIENT that the pricing set forth in this Agreement contemplates that OHL will be providing all of the Services to CLIENT. Notwithstanding the preceding sentence, CLIENT may terminate the Transportation Services hereunder and no adjustment to the prices for the remaining Services shall be made.

B. Termination for Cause by CLIENT (Warehouse only)

With respect to Warehouse Services, CLIENT may terminate the Warehouse Services for cause if any of the below listed situations should arise and not be cured by OHL pursuant to the timeframes included below. Such termination shall be effective by giving written notice delivered by certified or registered mail to OHL. Such termination shall be effective at the end of the cure period noted for such situation. After receipt of the termination notice, and except as otherwise mutually agreed, OHL shall stop its Warehouse Services under this Agreement on the date and to the extent specified in the notice and complete performance the other Services not terminated.

The Warehouse Services may be terminated for cause by CLIENT:

1.	if for any reason OHL shall be unable to complete the Warehouse Services or any material part thereof called for in the Agreement for a period of five (5) days in any ten (10) day period.

2.

if for any reason other than one or more of the causes specified in Part 2, Section 7 of this Agreement entitled “Force Majeure” OHL shall cease executing the Warehouse Services for a period of five (5) days in any ten (10) day period.

3.

if OHL shall fail to employ a work force sufficient to insure the completion of its Warehouse Services and shall fail to increase such force to such extent as shall be deemed sufficient by the CLIENT within ten (10) days after receipt of notice from the CLIENT.

4.	if OHL shall become insolvent or bankrupt or make any general assignment for the benefit of its creditors or if any trustee or receiver of any substantial part of OHL’s assets shall be appointed.

5.	if OHL shall not have sufficient working capital to perform the Warehouse Services

If OHL shall not cure any default listed above, CLIENT shall have the right, in addition to all other rights and remedies which it might have at law or in equity against OHL, to take over the uncompleted Warehouse Services and complete the same or contract with others for the completion of the same, at which time CLIENT shall relieve OHL of all Warehouse Services under this Agreement except for those mutually agreed upon.

C. Termination for Cause by CLIENT (Transportation Services)

CLIENT may terminate the Transportation Services or any other Services provided hereunder other than the Warehouse Services (which are governed by Section B above) upon notice as provided below to OHL and OHL’s failure to cure in the time period set forth below in the event of any of the following: (1) OHL defaults in the performance of such Services; or (2) OHL becomes insolvent or files for or is placed into bankruptcy or receivership. Upon receipt of such notice from CLIENT, OHL shall develop and submit to CLIENT within five (5) days thereafter a written action plan that addresses any deficiencies identified by CLIENT in the notice. CLIENT shall then have five (5) days to accept or reject such plan in writing. In the event CLIENT fails to object to such plan within such period, CLIENT shall be deemed to have approved such plan. In the event that CLIENT rejects such plan, CLIENT shall provide in writing specific reasons for such rejection and OHL shall thereafter have five (5) days to submit a revised plan to CLIENT for CLIENT’s approval in the manner provided above. Upon CLIENT’s acceptance of the action plan, OHL will then have thirty (30) days to correct all of the deficiencies identified by CLIENT in its default notice. If any of said deficiencies are not corrected by OHL within such thirty (30) day period, CLIENT shall have the right to terminate this Agreement upon written notice to OHL. If CLIENT delivers to OHL such default notices twice in any twelve month period, then CLIENT may terminate this Agreement by providing OHL 10 days notice of termination. OHL shall continue to provide such Transportation Services through the date of termination.

D. Termination for Cause by OHL (All Services)

OHL may terminate any and all Services for cause if any of the below listed situations should arise and not be cured by CLIENT pursuant to the timeframes included below. Such termination shall be effective by giving written notice delivered by certified or registered mail to CLIENT. Such termination shall be effective at the end of the cure period noted for such situation. After receipt of the termination notice, and except as otherwise mutually agreed, OHL shall stop its Services under this Agreement on the date and to the extent specified in the notice and complete performance the other Services not terminated.

The Services may be terminated for cause by OHL:

1.

immediately, if CLIENT shall become insolvent or bankrupt or make any general assignment for the benefit of its creditors or if any trustee or receiver of any substantial part of CLIENT’s assets shall be appointed.

2.	if CLIENT shall not pay any undisputed amounts on any invoices due OHL according to the terms of the Agreement and such invoices shall remain unpaid for a period of sixty (60) days.

OHL and CLIENT agree the amount to be paid to OHL by reason of the total or partial termination of its Services by OHL for cause pursuant to this section will be:

(a)	Compensation for all its services performed to date of termination.

(b)

In the event that OHL purchases capital items on behalf of CLIENT during the term of this Agreement, CLIENT shall be responsible to OHL for the unamortized portion of said capital items for the remaining Term of the Agreement, provided that OHL transfers title and delivers possession of said equipment to CLIENT. CLIENT’s written approval must be secured by OHL prior to any capital purchase. All equipment, software and hardware provided for use with OHL’s Synapse WMS is not included.

(c)

If OHL terminates any Warehouse Services for cause, an amount equal to nine (9) months or the remaining period of the term of this Agreement, whichever is less (the “Applicable Period”), of average revenue generated by the OHL for the performance of OHL’s Warehouse Services for the previous 12 months, minus any expenses that could have been reasonably avoided during the Applicable Period after such early termination (whether or not OHL elects to avoid such expenses), it being understood by the parties that OHL shall not be required to sublease or re-lease the space occupied by CLIENT at any price or cost below that charged to CLIENT at the time of termination.

8.	FORCE MAJEURE

Neither party shall be liable for delays and/or defaults in its performance under this Agreement due to causes beyond its control and without its fault or negligence, including, but without limiting the generality of the foregoing: acts of God, or of the public enemy; fire or explosion; flood; actions of the elements; war; riots; embargoes; quarantine; strikes, or labor disputes; total or partial failure of transportation, delivery facilities, or supplies; acts or requests of any governmental authority (each of the foregoing, a “Force Majeure Event”).

In the event of a Force Majeure Event, CLIENT shall compensate OHL for all Services that are actually provided during the interim period at the request of the CLIENT.

If mutually agreed by the parties that this Agreement is materially affected by any Force Majeure Event, this Agreement may be terminated upon giving 15 days written notice to the other party.

9.	NOTIFICATION

Any notice to either party to this Agreement by the other shall be deemed to have been properly given if mailed to said party by certified mail return receipt requested to the following address or to such other address or person as either party may designate by notice to the other party hereunder.

To OHL:             Matt Hoogerland, CFO

Ozburn-Hessey Logistic, LLC (OHL)

7101 Executive Center Drive, Suite 333

Brentwood, TN 37027

Tel. (615) 401-6400

To CLIENT:         Brad Almond, CFO

                               17855 Dallas Parkway

                               Suite 400

                               Dallas, TX 75287

                               Tel. (214) 932-9476

10.	TERMS OF PAYMENT

Domestic Transportation Management Services

OHL shall invoice CLIENT for all transportation related costs weekly. CLIENT shall pay OHL for these transportation related costs within fifteen (15) days of date of each invoice.

OHL shall invoice Client for all Transportation Management Service Fees, as set forth in Exhibit D monthly. CLIENT shall pay OHL for these services within thirty (30) days from date of invoice.

Warehousing and Distribution Services

Terms of payment shall be net thirty (30) days from date of invoice.

CLIENT agrees to pay all undisputed amounts set forth on the invoices without deduction or hold back within thirty (30) days for all expenses after receipt. OHL’s invoice shall be accompanied by such records acceptable to both parties.

All undisputed amounts set forth on the invoices not paid within forty-five (45) days from date of invoice will be subject to a 1.5% late fee per month.

11.	LAWS

OHL shall, in its operations hereunder and its performance of its obligations under this Agreement, comply with all requirements of applicable federal, state and local laws, rules and regulations. CLIENT shall be responsible for supplying OHL with all compliance or regulatory information related to the storage and handling of CLIENT’s Products.

12.	ASSIGNMENT AND SUBCONTRACTING

The rights and obligations covered herein are personal to each party hereto and for this reason this Agreement shall not be assignable by either party in whole or in part, nor shall either party subcontract any of its obligation hereunder without prior written consent of the other party, which consent shall not be unreasonably withheld, or delayed, provided that either party may assign its rights hereunder to its financing sources, an affiliated corporation or in connection with a sale of all of the outstanding securities of the company, the sale of substantially all of its assets without consent.

13.	ENTIRETY

This Agreement embodies the entire Agreement and the understanding between CLIENT and OHL, and there are not previous agreements, understandings, conditions, warranties or representations, oral or written, expressed or implied, with reference to the subject matter hereof which are not merged herein.

14.	NOTICE OF LOSS OR DAMAGE

CLIENT must give OHL written notice of claim for loss or damage to Products not longer than 180 days after delivery of the Products by OHL, or 180 days after CLIENT is given written notice by OHL that loss or damage to the Products has occurred, whichever time is longer.

16.	DISPUTE RESOLUTION

The parties shall attempt in good faith to resolve any dispute arising out of or relating to this Agreement promptly by negotiation between executives who have authority to settle the controversy and who are at a higher level of management than the persons with direct responsibility for administration of this Agreement. Any party may give the other party written notice of any dispute not resolved in the normal course of business. Within fifteen (15) days of delivery of the notice, the receiving party shall submit to the other a written response. The notice and the response shall include a statement of each party’s position and a summary of arguments supporting that position and the name and title of the executive who will represent that party and of any other person who will accompany that executive. Within thirty (30) days after delivery of the disputing party’s notice, the executives of both parties shall meet at a mutually acceptable time and place and thereafter as often as they deem reasonably necessary to attempt to resolve the dispute. All reasonable requests for information made by one party to the other will be honored.

All negotiations pursuant to this section are confidential and shall be treated as compromise and settlement negotiations for purposes of applicable rules of evidence.

Brad Almond or any successor in such capacity, or his/her designee is the executive of record for CLIENT. Matt Hoogerland, CFO, or any successor in such capacity, or his designee is the executive of record for OHL.

If the dispute has not been resolved by negotiation within forty-five (45) days of the disputing party’s notice or if the parties failed to meet within twenty (20) days, the parties shall endeavor to settle the dispute by mediation under the then current CPR Model Mediation Procedure for Business Disputes. Unless otherwise agreed, the parties will select a mediator from the CPR International Panel of Distinguished Mediators and shall notify CPR to initiate the selection process.

If the parties are unable to resolve the dispute in a way satisfactory to the disputants, either party may proceed with litigation.

18.	MODIFICATION

Any amendment or modification to this Agreement shall be effective only if in writing and signed by each party hereto.

19.	INTERPRETATION

This Agreement will be interpreted according to the laws of the State of Texas.

[The following page is the signature page.]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their duly authorized representatives as of the date set forth on the first page above.

OZBURN-HESSEY LOGISTICS, LLLC	CAMBIUM LEARNING, INC.

/s/ Bob Spieth	/s/ Brad Almond

NAME: Bob Spieth TITLE: President, Contract Logistics Execution Date: 2/23/2012	NAME: Brad Almond TITLE: SVP and CFO Execution Date: 2/22/2012

Attachments:

EXHIBIT A – Scope of Work

EXHIBIT B – Intentionally Omitted

EXHIBIT C – Product Description

EXHIBIT D – Transportation Services & Compensation

EXHIBIT E – Contract Logistics Pricing

EXHIBIT F – Key Performance Indicators

EXHIBIT A – Scope of Work

Customer Name: Cambium

Location(s): St Louis

System: Synapse

Overview of Customer/Opportunity:

Customer currently operates in space north of Denver and are looking to move east and take advantage of better freight lanes. Lack of LTL capacity in Denver area is increasing transportation costs. Looking for a solution that will reduce distribution and transportations costs.

Inbound/Putaway

90% of inbound will arrive LTL on pallets. Once checked for OSD pallets will be put away physically and systematically using lift trucks. Product will be stored in standard rack and bulk locations as well as utilization of hand stack storage.

Outbound/Replenishment

Product needed for kitting will be pulled and placed in kitting area. Boxed kitting (1MM total) utilizes 15 different boxes of which 1 size represents 60% of boxes used. Product boxes have a box per kit sku of which the colors and barcode differentiate the product. However, there are basically 8 different template box sizes that represent 80% of the kits built with the only difference being the coloring, imaging and bar coding of the box. There are about 500 kits per year that require measuring and cutting of construction paper. 400K kits per year will require Velcro hook and loop dots be applied to box cover. Shrink-wrap kitting will account for 400K total.

Once completed, kits will be given a new sku number, put into master cartons and returned to inventory awaiting shipment. Master cartons are packed 1,2,5,10 with the most common size being 5 kits per master carton. Customer orders will be picked utilizing order pickers and electric pallet jacks. Parcel orders will be brought into parcel area, where they will be processed, labeled and loaded onto parcel trucks. LTL orders will be staged on dock then labeled, wrapped and loaded for shipment. 25% of all orders will be audited for accuracy prior to shipment. Outbound Split = 85% Parcel, 15% LTL

Storage/Inventory

Items will be stored in bulk and rack areas. The product boxes are part of the sku count and pallets stored numbers provided as well as part of the sku’s per kit average. 1000 sku’s utilized will be stored in bulk locations near kitting area. Other 1000 sku’s that make up the 90-95% of volume will be stored in lower level pick fronts of rack locations with the remaining 11,000 sku’s and overflow pallets stored in upper level rack locations and hand stack locations. Inventory will be done on every location quarterly.

Client will provide all Racking and installation to support the Solution.

All Racking will be installed prior to first receipt.

EXHIBIT B –

Start Up Costs have been waived

EXHIBIT C – Product Description

SKU listing has been provided and will be modified from time to time by CLIENT.

EXHIBIT D – Transportation Services & Compensation

[REDACTED]

EXHIBIT E – Contract Logistics Pricing Based on CLIENT’s trailing twelve months information as of September 30, 2011.

[REDACTED]

EXHIBIT F – Key Performance Indicators

KPI	Calculation Method	Target
Receiving	Reciept of Materials into Stock Completed with 24 hours of Arrival	99.50%
Receiving Accuracy	Total Lines Received Accurately / Total Lines Received	99%
Sales Returns	OHL has 72 hours to process sales return from the date return arrives on the dock	99.50%

On Time Shipping	OHL has 2 hrs. to load trucks based on appointments scheduled	99.80%
Shipping Accuracy	Measured by Errors Per Carton Shipped (total cs shipped accurately / total cs shipped)	99.50%
Delivery of Shipments	Total Orders Delivered on Time / Total Orders Shipped. Orders delivered late due to Customer Availability Are not Measured.	99%
Cycle Count Program	Correct Bin Locations / Total Bin Locations Checked	99%
Planned Work Orders	Planned Work Orders will be completed within 24 hours of scheduled Completion Date	98%
Unplanned Work Orders (Work Orders Initiated to Satisfy Sales Order Demand)	24 hours from notification of need received via receipt of sales order or Client communication.	98%
Build Accuracy	Total # of Units Built Accurately / Total # of Units Built	99.95%